EXHIBIT 5.1

COMMERCIAL LAW GROUP, P.C. ATTORNEYS & COUNSELORS	2725 OKLAHOMA TOWER ■ 210 PARK AVENUE OKLAHOMA CITY, OKLAHOMA 73102-5643 TELEPHONE: 405.232.3001 FACSIMILE: 405.232.5553

December 13, 2006

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, NY 10005

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to Section 7(d) of the underwriting agreement dated December 8, 2006 (the “Underwriting Agreement”) between you and Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), relating to the Company’s sale to you of 30,000,000 shares of its common stock (the “Offered Securities”). Capitalized terms used in this opinion without definition shall have the meanings assigned to such terms in the Underwriting Agreement.

In connection with rendering the opinions hereinafter set forth, we have examined (i) the Underwriting Agreement; (ii) all charter documents of the Company and its corporate subsidiaries; (iii) minutes of meetings and unanimous consents of the Board of Directors, its committees, and the stockholders of the Company and the subsidiaries; (iv) partnership agreements of those Company subsidiaries that are partnerships; (v) limited liability company agreements of those Company subsidiaries that are limited liability companies; (vi) the Registration Statement (including the base Prospectus dated December 8, 2005 included therein); (vii) the General Disclosure Package; (viii) the Prospectus; and (ix) originals or copies, certified or otherwise authenticated to our satisfaction, of such other documents, records and instruments as we deemed necessary or advisable in order to render the opinions hereinafter set forth.

In addition, as to matters of fact not directly within our actual knowledge, we have examined and relied upon certificates of officers of the Company and certificates of, and other documents provided by, certain public officials and made such other investigations as we have considered necessary in order to render the opinions hereinafter set forth.

1.     We have been informed of the facts surrounding the sale or have assumed for purposes of this opinion, as follows:

1.1

The Underwriter is not required to obtain any consent, approval or authorization from any party or from any governmental authority with respect to its execution, delivery and performance of the Underwriting Agreement and the Underwriting Agreement has mutuality of binding effect as between the Company and the Underwriter.

Deutsche Bank Securities Inc.

December 13, 2006

1.2	The full and timely performance by the Underwriter of its obligations under the Underwriting Agreement and any other documents executed in connection therewith.
1.3

The genuineness of all signatures of parties other than those of the Company to all documents or instruments, the authenticity of documents or instruments submitted to us as originals, the conformity to the original of all documents or instruments submitted to us as copies, the authenticity of the originals of such copies, the due authorization, execution and delivery by the parties thereto, other than the Company, of all such documents examined by us and that, to the extent that any such documents purport to constitute agreements of such other parties, they constitute valid and binding obligations of such other parties.

2.            Based solely upon our review of the foregoing items, upon the information and assumptions set forth herein and such legal considerations as we deem relevant, and subject to the qualifications and limitations hereinafter set forth, it is our opinion that:

2.1

The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Oklahoma, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package;

2.2

Each subsidiary of the Company set forth on Schedule 1 to this opinion has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; except where the failure to be so qualified would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect;

2.3

The Offered Securities, when paid for as provided in the Underwriting Agreement, will have been duly authorized and validly issued, will be fully paid and non-assessable and the stockholders of the Company will have no preemptive rights with respect to the Offered Securities;

2.4

The execution, delivery and performance of the Underwriting Agreement and the issuance and sale of the Offered Securities and compliance with the terms and provisions of the Underwriting Agreement, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under: (a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (b) the agreements or instruments referenced as Exhibits 3.1.2 through 3.1.8, 4.5, 4.14, 4.15 and 10.1.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 14, 2006, (c) the agreements or instruments referenced as Exhibit 3.1.1 through 3.1.3 to the

Deutsche Bank Securities Inc.

December 13, 2006

Company’s Form 8-K as filed with the Securities and Exchange Commission on January 26, 2006, (d) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on January 30, 2006, (e) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on February 10, 2006, (f) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on February 21, 2006, (g) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on February 22, 2006, (h) the agreements or instruments referenced as Exhibits 3.1.1 and 3.1.2 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on June 6, 2006, (i) the agreements or instruments referenced as Exhibit 3.1.1 and 3.1.2 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on June 15, 2006, (j) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on June 30, 2006, (k) the agreements or instruments referenced as Exhibits 3.1.1 through 3.1.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 as filed with the Securities and Exchange Commission on August 9, 2006, (l) the agreements or instruments referenced as Exhibit 99.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on June 30, 2006, (m) the agreements or instruments referenced as Exhibits 3.1.1 through 3.1.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission on November 7, 2006, (n) the agreements or instruments referenced as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on November 13, 2006, (o) the agreements or instruments referenced as Exhibits 3.1 and 3.1.2 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on November 21, 2006, and (p) the charter or by-laws (or similar organizational documents) of the Company or any such subsidiary; except, with respect to clauses (a) through (i) above, for such breaches or violations that would not have a Material Adverse Effect;

2.5	The Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by the Underwriting Agreement;
2.6	The Underwriting Agreement has each been duly authorized, executed and delivered by the Company; and
2.7

To the best of our knowledge after reasonable investigation, the capital stock or similar equity interests of each subsidiary of the Company is owned by the Company, directly or through subsidiaries, free from liens or encumbrances.

Our opinion is limited to the application of the laws of the State of Oklahoma and applicable federal law.

Deutsche Bank Securities Inc.

December 13, 2006

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

The opinions expressed and the statements made herein are solely for your benefit in connection with the offering and sale of the Offered Securities and may not be relied upon any other person except that Cravath, Swaine & Moore LLP and Vinson & Elkins L.L.P. may rely upon the opinions expressed herein in rendering their opinions under the Underwriting Agreement and to UMB Bank, N.A., transfer agent for the Offered Securities. The opinions expressed and the statements made herein may not be relied upon by you or any other person for any other purpose without our prior written consent. Except for the use permitted herein, this letter is not to be quoted or reproduced in whole or in part or otherwise referred to in any manner nor is it to be filed with any governmental agency or delivered to any other person without our prior written consent.

Very truly yours,

COMMERCIAL LAW GROUP, P.C.

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Deutsche Bank Securities Inc.

December 13, 2006

SCHEDULE I

Corporations
Chesapeake Energy Louisiana Corporation
Chesapeake Energy Marketing, Inc.
Chesapeake Operating, Inc.
Chesapeake South Texas Corp.
Faulkner Corporation
Gene D. Yost & Son, Inc.
Nomac Drilling Corporation

Limited Liability Companies Brittany Petroleum Ltd. Co.
Carmen Acquisition, L.L.C.
Chesapeake Acquisition, L.L.C. Chesapeake Appalachia, L.L.C.
Chesapeake BE, L.L.C.
Chesapeake Land Company, L.L.C.
Chesapeake ORC, L.L.C.
Chesapeake Royalty, L.L.C.
Circle X Oil & Gas, L.L.C.
D & D Oil and Gas, L.L.C.
East Texas Trucking Services, L.L.C.
Gothic Production, L.L.C.
Hodges Trucking Company, L.L.C.
MC Mineral Company, L.L.C.
Mayfield Processing, LLC
MidCon Services, L.L.C.
Texas Midstream Gas Services, L.L.C.

Partnerships
Chesapeake Exploration Limited Partnership
Chesapeake Louisiana, L.P.
Chesapeake Sigma, L.P.
MidCon Compression, L.P.